Exhibit 10.6

UNDERWRITING ADVISORY AGREEMENT

This UNDERWRITING ADVISORY AGREEMENT (this “Agreement”) is made and effective January 19, 2014 (“Effective Date”), and is by and among Oxbridge Re Holdings Limited, a Cayman Islands exempted limited company (“Oxbridge”) and Resonant Consultants, Ltd., a British Virgin Islands limited company (“Advisor”). Oxbridge and Advisor are referred to collectively as the “Parties” and each individually a “Party.”

Recitals

WHEREAS, Oxbridge, through its licensed reinsurance subsidiary, Oxbridge Reinsurance Limited (“Limited,” and together with Oxbridge and its other subsidiaries, the “Company”), writes fully collateralized reinsurance contracts to cover property losses from specified catastrophes.

WHEREAS, Oxbridge desires to enter into this Agreement with Advisor in order to have the right to engage Advisor from time to time to provide underwriting expertise and advice in connection with reinsurance contracts that are being considered by the Company and the Advisor is willing to provide such services from time to time on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Appointment and Services

Section 1.01 Appointment and Acceptance of Advisor. Oxbridge, on behalf of itself and its subsidiaries, from time to time, may appoint the Advisor to act as a non-exclusive advisor to the Company in connection with reinsurance contracts that are being considered by the Company and the Advisor shall, from time to time, accept such appointment.

Section 1.02 Services to be Rendered by the Advisor. Subject to the terms and conditions of this Agreement, any Underwriting Guidelines adopted by the Company from time to time, the oversight of the boards of directors of Oxbridge and its subsidiaries and the Applicable Requirements, the Advisor, when appointed from time to time, shall perform, or shall cause to be performed, general underwriting advisory services with respect to reinsurance contracts that are being considered by the Company and that are identified in writing by the Company to Advisor. Advisor shall perform all services in a conscientious, reasonable and competent manner and shall devote its best efforts to the performance of such services. The advisory services shall include, but not be limited to, the following:

(i)	advising the boards of directors of Oxbridge and its subsidiaries and the Company’s management regarding the classes of risks to be accepted and associated risk limits and premium rates, as well providing aggregate exposure and exposure management advice;

(ii)	reviewing agreements and related documents for the risks being ceded to the Company;

(iii)	advising on premium rates and other underwriting terms and conditions with respect to the underwriting of the risks being ceded to the Company;

(iv)	recommending commissions and fees to be paid to producers or brokers; and

(v)	other general services reasonably requested by the Company in furtherance of such advisory role in connection with potential reinsurance contracts.

Section 1.03 Limits of the Advisor’s Responsibilities. The Advisor shall not be responsible for, and shall have no duty to provide, administrative services, legal counsel, investment management or advice (other than with respect to cash and collateral accounts), tax advice or independent auditing services under this Agreement. Except as provided herein, the Advisor shall not have any other or further obligations or responsibilities to the Company, including any liability for the uncollectibility of any insurance or reinsurance premiums.

Article 2

Covenants

Section 2.01 Covenants of Oxbridge. During the term of this Agreement, Oxbridge, on behalf of itself and its subsidiaries, agrees that Oxbridge and its subsidiaries shall:

(i)	observe and comply with any Applicable Requirements;

(ii)	notify the Advisor in a timely manner of any amendment to the Underwriting Guidelines; and

(iii)	compensate the Advisor as provided in this Agreement.

Section 2.02 Covenants of Advisor. During the term of this Agreement, the Advisor, on behalf of itself and its subsidiaries, agrees that Advisor and its subsidiaries shall:

(i)	observe and comply with any Applicable Requirements;

(ii)	obtain and maintain any required registrations and/or licenses required by any Competent Regulatory Authority to perform the underwriting services contemplated by this Agreement; and

(iii)	perform all services under this Agreement in the country of its incorporation; and

(iv)	act in good faith and with reasonable skill and care in respect of the services rendered or to be rendered pursuant to this Agreement.

Section 2.03 Regulatory Matters. Each Party agrees promptly to notify the other Party in writing upon receipt of any written or oral communication from any Competent Regulatory Authority pertaining to the services rendered or to be rendered pursuant to this Agreement. The Parties agree to cooperate with each other and to use their commercially reasonable efforts in jointly resolving any issue or matter raised by any Competent Regulatory Authority.

Section 2.04 Cooperation. The Parties shall cooperate with each other as may be reasonably necessary or appropriate to enable the Parties to carry out their respective responsibilities in full and to effectuate the purposes of this Agreement. Each Party shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other Parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated by this Agreement.

Article 3

Representations and Warranties

Section 3.01 Representations and Warranties. Each Party hereby represents and warrants to the other Party that (in respect of itself):

(i)	it is duly incorporated and validly existing under applicable laws, with full power and authority to conduct its business, and it has full power and authority to enter into, perform its duties under and exercise its rights under this Agreement;

(ii)	assuming the due authorization, execution and delivery of the other Party, this Agreement constitutes its valid, lawful and binding obligations enforceable against itself in accordance with its terms (except insofar as enforceability may be limited by any bankruptcy laws or principles, or any similar laws or principles);

(iii)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement do not and shall not constitute a breach of or default under (i) its organizational documents, (ii) any agreement or instrument by which it is bound or (iii) any Applicable Requirements; and

(iv)	no material consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Competent Regulatory Authority is required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

The representations and warranties in this Section 3.01 are made on a continuing basis, and shall remain in full force and effect throughout the duration of this Agreement. If any Party becomes aware that any of the representations and warranties made by it in this Section 3.01 has ceased to be true, then it shall notify the other Party promptly.

Article 4

Fees

Section 4.01 Advisory Fees. Oxbridge shall pay Advisor an underwriting advisory fee (“Advisory Fee”) on each contract for which Advisor has been specifically appointed in writing in advance by Oxbridge to provide advisory services to Oxbridge. The Advisory Fee shall be an amount equal to five percent (5.0%) of the gross reinsurance premiums of Company under such contract after deducting any portion of the premium subject to potential rebate or refund to the retrocedant or cedant (the “Earned Premiums”). The Advisory Fee is payable within thirty (30) days after the collection of the premium under the applicable contract.

Section 4.02 Performance Fees. Oxbridge shall, in addition to an Advisory Fee, pay Advisor a performance fee (“Performance Fee”) equal to ten percent (10%) of the gross profit of each contract on which an Advisory Fee has been earned. The Performance Fee shall be determined at the end of each contract. For this Section 4.02, “gross profit” shall be defined as the Earned Premiums minus (i) the Advisory Fee, (ii) broker commissions, (iii) policy acquisition costs, (iv) incurred losses and (v) a capital charge. The capital charge will be equal to ten percent (10%) of the average monthly collateral value securing the contract over the life of the contract. The Performance Fee is payable within thirty (30) days after the end of the applicable contract (unless Oxbridge reasonably anticipates that there will be claims under the reinsurance contract, in which case the Performance Fee will be payable within thirty (30) days of the resolution and settlement of all anticipated claims).

Section 4.03 Minimum Semi-Annual Retainer. Advisor shall be entitled to a minimum fee of U.S.$75,000 per each semi-annual period that this Agreement is in effect (the “Minimum Fee”). For this purpose, “semi-annual period” means each of the successive 6-month periods beginning on January 1 and July 1 of each year while this Agreement remains in effect. The Minimum Fee for each semi-annual period shall be payable in advance on the first business day in January or on the first business day in July of each semi-annual period; however, the Minimum Fee applicable to the semi-annual period from the Effective Date through June 30, 2014 shall not be payable until thirty (30) days after the consummation of an initial public offering by Oxbridge, and the Minimum Fee for such initial semi-annual period will not be pro rated. The Minimum Fee shall be deducted from, and shall be a credit toward, any Advisory Fees or Performance Fees payable under this Agreement.

Section 4.04 Responsibility for Payment of Taxes. Oxbridge shall not withhold any income taxes with respect to any fees paid by Oxbridge to Advisor hereunder and Advisor shall be solely responsible for the payment of all taxes due to any Competent Regulatory Authority with respect to such fees.

Article 5

Term and Termination

Section 5.01 Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 5.02.

Section 5.02 Termination. Either Party may terminate this Agreement (i) for convenience at any time upon 30 days prior written notice to the other Party, provided that in the event that this Agreement is terminated prior to June 30, 2014 or prior to the end of any other semi-annual period, then the Oxbridge shall not be entitled to a refund of any portion of the Minimum Fee previously paid or payable, or (ii) immediately and without prior written notice if the other Party is in material breach of this Agreement that (if curable) remains uncured for a period of ten (10) days after written notice of the breach by the other Party.

Article 6

Indemnification

Section 6.01 Indemnification of the Advisor. Oxbridge, on behalf of itself and its subsidiaries, unconditionally agrees to indemnify, defend and hold harmless the Advisor and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (the “Advisor Indemnitees”) from and against, and pay or reimburse such parties for, any losses, claims, liabilities, damages, deficiencies, costs or expenses of any type which they may incur (i) on account of any third-party claim or proceeding arising out of the performance of this Agreement or (ii) from any breach of this Agreement or failure to perform any covenant or obligation of Oxbridge or its subsidiaries contained in this Agreement (in each instance unless caused by the Advisor’s breach of, or failure to perform, its covenants or obligations under this Agreement), in each case, unless (a) a court or arbitral panel with appropriate jurisdiction shall have determined by a final judgment which is not subject to appeal such losses, claims, liabilities, damages, costs or expenses are as a result of fraud, dishonesty, gross negligence or wilful misconduct of any of the Advisor Indemnitees or (b) such Advisor Indemnitees shall have settled such losses, claims, liabilities, damages, costs or expenses without the consent of Oxbridge (such consent not to be unreasonably withheld or delayed).

Section 6.02 Indemnification of Company. The Advisor unconditionally agrees to indemnify, defend and hold harmless the Company and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (the “Company Indemnitees”), from and against, and pay or reimburse such parties for, any losses, claims, liabilities, damages, deficiencies, costs or expenses of any type which they may incur from any breach of this Agreement or failure to perform any covenant or obligation of the Advisor contained in this Agreement, unless (i) a court or arbitral panel of appropriate jurisdiction shall have determined by a final judgment that is not subject to appeal such losses, claims, liabilities, damages, costs or expenses are as a result of fraud, dishonesty, gross negligence or wilful misconduct of any of the Company Indemnitees or (ii) such Company Indemnitees shall have settled such losses, claims, liabilities, damages, costs or expenses without the consent of the Advisor (such consent not to be unreasonably withheld or delayed).

Section 6.03 Indemnification Procedure. Any person who is claiming indemnification from Oxbridge pursuant to the provisions of Section 6.01, or from the Advisor pursuant to the provisions of Section 6.02 (the “Indemnified Person”), shall promptly deliver a written notification of each claim for indemnification, accompanied by a copy of all papers served, if any, and specifying in detail the nature of, basis for and estimated amount of the claim for indemnification to Oxbridge or the Advisor, as applicable (the “Indemnifying Party”). If an Indemnified Person fails to promptly notify the Indemnifying Party, then the obligation to indemnify shall be reduced by the amount of liability that is attributable to or becomes definite as a result of the delay in notification, if the delay in notification has resulted in a material increase in liability or actual prejudice to the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any matter for which a claim of indemnification is made against it with counsel it selects, at its own expense. The Indemnifying Party in its sole discretion shall have the right to settle, compromise or defend until final adjudication any dispute or alleged liability for which a claim for indemnification has been made; provided, however, that the Indemnifying Party shall not, except with the consent of each Indemnified Person, which consent shall not be unreasonably withheld or delayed, consent to the entry of any judgment, or enter into any settlement, that does not include the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability with respect to the claim or litigation. Each Indemnified Person shall cooperate in providing information, formulating a defense or as otherwise reasonably requested by the Indemnifying Party.

Section 6.04 Payment of Indemnified Amounts. Each Indemnified Person shall provide written, detailed statements to the Indemnifying Party on a monthly basis, of any expenses, costs or other liabilities for which indemnification is claimed. The Indemnifying Party shall reimburse such amounts within twenty (20) days of receiving any such statement, or shall notify in writing the Indemnified Person claiming indemnification if it denies liability, and provide the reasons for the denial.

Article 7

Conflicts of Interest and Non-Exclusivity

Section 7.01 Non-Exclusivity. The services provided by the Advisor under this Agreement are not exclusive and either Party may enter into similar arrangements with third parties. None of the services to be provided under this Agreement nor any other matter shall give rise to any fiduciary or equitable duties (to the fullest extent permitted by Applicable Requirements) which would prevent or hinder the Advisor, its Affiliates or their respective directors, officers, employees and agents (each an “Interested Party”) from providing additional services to or entering into transactions with or for the Company.

Section 7.02 Conflicts of Interest. The Advisor shall take reasonable steps to ensure fair treatment for the Company and shall ensure that any services and/or advice provided pursuant to this Agreement are provided in good faith as if the potential conflict had not existed.

Article 8

Miscellaneous

Section 8.01 Non-Disclosure of Confidential Information. The Parties recognize and acknowledge that Advisor has had access to, and will have access to, certain Confidential Information about the businesses of the Company and its Affiliates which constitutes valuable, special, and unique property of the Company. Advisor shall not disclose, directly or indirectly, any of such Confidential Information to any Person, firm, corporation, association, or other entity for any reason or purpose whatsoever unless the disclosure is reasonably necessary pursuant to Advisor’s performance of its duties and responsibilities under this Agreement or the disclosure is specifically authorized in writing by an authorized officer of the Company.

Section 8.02 Amendment. This Agreement may be amended, suspended, extended or modified by the Parties at any time only by an instrument in writing executed by each Party.

Section 8.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties hereto without the prior written consent of the other Parties hereto. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.03 shall be null and void. All such assignments shall be subject to all necessary regulatory approvals.

Section 8.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or e-mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties hereto.

Section 8.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and is not intended to confer upon any Person other than the Parties any rights or remedies. Each Party acknowledges and agrees that (i) it has not relied on or been induced to enter into this Agreement by any undertaking, promise, assurance, statement, representation, warranty, undertaking or understanding which is not expressly included in this Agreement and (ii) it shall have no claim or remedy in respect of any undertaking, promise, assurance, statement, representation, warranty, undertaking or understanding which is not expressly included in this Agreement. Nothing in the immediately preceding sentence shall operate to limit or exclude any liability for fraud.

Section 8.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Cayman Islands applicable to contracts and made and performed entirely within the Cayman Islands without regard to choice of law principles thereunder.

Section 8.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 8.08 Notices. All notices, requests and other communications to either Party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the other Party at the following addresses:

If to Oxbridge, to:
Address:	Landmark Square, Suite 1A 64 Earth Close P.O. Box 469 Grand Cayman, KY1-9006 Cayman Islands ATTN:

Facsimile:

If to the Advisor, to:
Address:
Facsimile:

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.09 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the terms of this Agreement are fulfilled to the extent possible.

Section 8.10 No Waiver/Cumulative Remedies. Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement. No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Section 8.11 Relationship of Parties. The Advisor shall perform its duties hereunder as an independent contractor. Nothing in this Agreement shall be construed to create the relationship of employer or employee, partnership or any type of joint venture relationship, between the Company, on the one hand, and the Advisor, on the other hand. Advisor shall not, and shall have no authority to, enter into any agreement or commitment in the name of, or on behalf of, the Company.

Section 8.12 Interpretation. This Agreement has been negotiated by the Parties and is to be interpreted according to its fair meaning as if the Parties had prepared it together and not strictly for or against any Party.

Section 8.13 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation. Singular and plural nouns and pronouns shall mean the singular or plural and the masculine, feminine or neuter genders as permitted by the context in which the words are used.

Section 8.14 Survival. The provisions of this Agreement which, by their express or implicit terms, are intended to survive the termination or expiration of this Agreement, shall survive such termination or expiration and be enforceable.

Section 8.15 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Advisor” has the meaning ascribed thereto in the introductory paragraph.

“Advisor Indemnitees” has the meaning ascribed thereto in Section 7.01.

“Advisory Fee” has the meaning ascribed thereto in Section 4.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning ascribed thereto in the introductory paragraph.

“Applicable Requirements” means, with respect to any Person, all applicable laws, rules, regulations and requirements, including applicable laws, rules, regulations, requirements and binding requests of any Competent Regulatory Authority, and all applicable orders and decrees.

“Company” has the meaning ascribed thereto in the recitals.

“Company Indemnitees” has the meaning ascribed thereto in Section 6.02.

“Competent Regulatory Authority” means, with respect to any Person, any regulatory authority or analogous Person responsible for regulating, or having jurisdiction over, that Person.

“Confidential Information” means information that:

(a)	has been disclosed to a Party, or that a Party has or may become aware of in connection with this Agreement, in both cases before or during the term of this Agreement; and

(b)	is marked as or otherwise indicated as confidential, or derives value to a Party from being confidential, or would be regarded as confidential by a reasonable business person, except to the extent that such information is in the public domain (otherwise than by a breach of the confidentiality provisions of this Agreement).

“Earned Premiums” has the meaning ascribed thereto in Section 4.01.

“Effective Date” has the meaning ascribed thereto in the introductory paragraph.

“Indemnified Person” has the meaning ascribed thereto in Section 6.03.

“Indemnifying Party” has the meaning ascribed thereto in Section 6.03.

“Interested Party” has the meaning ascribed thereto in Section 7.01.

“Limited” has the meaning ascribed thereto in the recitals.

“Oxbridge” has the meaning ascribed thereto in the introductory paragraph.

“Performance Fee” has the meaning ascribed thereto in Section 4.01.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Underwriting Guidelines” means the underwriting guidelines of Oxbridge and its subsidiaries, as the same may be modified from time to time.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been entered into by the duly authorized representatives of the Parties to be effective as of the day and year first above written.

Oxbridge Re Holdings Limited, a Cayman Islands exempted limited company

By	/s/ Jay Madhu
Name: Jay Madhu
Title: CEO

Resonant Consultants, Ltd., a British Virgin Islands limited company

By	/s/ Edgar Ward Blanch
Name: Edgar Ward Blanch
Title: Owner